Exhibit 5.1

October 11, 2011

Multiband Corporation
9449 Science Center Drive
New Hope, MN 55428

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

I refer to the Registration Statement (the “Registration Statement ”) on Form S-8 filed by Multiband Corporation, a Minnesota corporation (the “Company”), with the Securities and Exchange Commission on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 19,440,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, and more specifically:

(i)            14,500,000 shares of Common Stock which may be issued by the Company to participants in the 1999 Multiband Stock Compensation Plan, as amended; and

(ii)           4,940,000 shares of Common Stock which may be issued by the Company to participants in the 2000 Multiband Non-Employee Directors Stock Compensation Plan, as amended.

The 1999 Plan, as amended, and 2000 Plan, as amended, are collectively referred to herein as the “Plans.”

In rendering the opinion set forth herein, I have acted as special counsel for the Company and have examined originals, or copies certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation, as amended, of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) the Plans and (v) the resolutions of the Board of Directors of the Company in connection with the Plans. I also examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as I deemed necessary to deliver the opinion expressed below.

In my examination, I have assumed the legal competence and capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the truth, accuracy and completeness of the information, documents, instruments and certificates I have reviewed. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, and having regard for such legal considerations that I deem relevant, it is my opinion that the Shares available for issuance under the Plans have been duly authorized, and when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Shares are issued in accordance with the Plans and upon exercise or vesting, if applicable, of the awards granted under the Plan pursuant to their terms as permitted by the Plans, (iii) the Board of Directors of the Company has duly authorized the awards under the Plans and (iv) the requisite consideration for such issuances have been received by the Company, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The foregoing opinion is limited to the federal laws of the United States and Business Corporation Act of the State of Minnesota, and I express no opinion as to the effect of the laws of any other jurisdiction. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Steven M. Bell	October 11, 2011
Steven M. Bell
General Counsel, Chief Financial Officer and Director (principal financial and accounting officer)